Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

GAITHERSBURG, MD - May 8, 2015 -  GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the first quarter ended March 31, 2015. For the three months ended March 31, 2015, GenVec reported a net loss of $1.5 million, or $0.09 per share, on revenues of $0.4 million, compared with a net loss of $1.0 million, or $0.07 per share, on revenues of $2.1 million, for the same period in the prior year. GenVec ended the first quarter of 2015 with $12.7 million in cash, cash equivalents, and investments.

First Quarter and Recent Corporate Highlights

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In February, GenVec announced the initiation of the development of a vaccine against EV-D68, a strain of enterovirus responsible for causing potentially serious respiratory illness in people across 49 states and the District of Columbia in 2014.  The company believes that its EV-D68 vaccine program will leverage the success it had with a similar type of virus, FMD, to develop a safe, effective molecular vaccine.

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In March, GenVec announced a collaboration with TheraBiologics to develop cancer therapeutics leveraging both GenVec’s proprietary gene delivery platform and TheraBiologics’ proprietary neural stem cell (NSC) technology.

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In April, GenVec announced a new research collaboration agreement with the Laboratory of Malaria Immunology and Vaccinology (LMIV) under which GenVec will build new vaccine candidates based on its proprietary adenovectors isolated from gorillas and designed to deliver novel antigens discovered by the LMIV.

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In April, GenVec announced that Michael Richman, president and chief executive officer at Amplimmune, a member of the AstraZeneca Group, joined our board of directors. Mr. Richman brings his extensive background in building biotechnology companies, strategic planning and deal structuring to GenVec.

“We remain excited with the prospects for our proprietary adenovector technology and its potential to deliver value to both patients and GenVec shareholders,” said Douglas J. Swirsky, GenVec’s president and CEO. “We intend to continue cost-effectively expanding the reach of our technology platform this year while supporting the efforts of our partner, Novartis, who continues to make progress on Phase 1/2 testing of CGF166 in patients with severe to profound hearing loss.”

Financial Results for the Three Months Ended March 31, 2015

Revenues for the three-month period ended March 31, 2015 were $0.4 million, which represents a decrease of 81% as compared to revenues of $2.1 million in the comparable prior year period. The decrease in revenue for the three-month period ended March 31, 2015 is primarily a result of a decrease in revenue of $1.9 million associated with our hearing loss and balance disorders program with Novartis. This lower revenue resulted mainly from the achievement of a $2 million milestone in the collaboration during the first quarter of 2014, with no corresponding achievement in the first quarter of 2015.  This decrease was partially offset by an increase in revenue of $0.2 million associated with our animal health program due to increased work scope.  Our contract with the Department of Homeland Security (DHS) to perform work related to our animal health program ended in February 2015.

Operating expenses were $1.9 million for the three-month period ended March 31, 2015, which represents a decrease of 37% as compared to $3.1 million in the comparable prior year period.

General and administrative expenses for the three-month period ended March 31, 2015 decreased 46%, with an expense of approximately $1.3 million in 2015 as compared to $2.4 million in 2014. The decrease was primarily a result of lower facility costs related to the relocation of our corporate offices and professional costs.  Partially offsetting these decreases were increased personnel costs.

Research and development expenses for the three-month period ended March 31, 2015 decreased 7%, from $0.7 million in 2014 to $0.6 million in 2015.   The decrease in the three-month period ended March 31, 2015 was primarily a result of lower facility, professional and material costs, partially offset by higher personnel costs.

2015 Cash Guidance

For 2015, GenVec expects cash burn between $5 million and $7 million. The company believes that existing resources are sufficient to fund the company’s operations into 2017.

About GenVec

GenVec is a clinical-stage biopharmaceutical company with an entrepreneurial focus on leveraging its proprietary adenovector gene delivery platform to develop a pipeline of cutting-edge therapeutics and vaccines. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to our internal and partnered pipeline, we also focus on opportunities to license our proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy and expansion of the reach of GenVec’s technology platform  are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:
GenVec, Inc.
Rena Cohen
(240) 632-5501
rcohen@genvec.com

 (Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Three Months Ended March 31,
	2015	2014
	(unaudited)

Revenues	$405	$2,131

Operating expenses:
General and administrative	1,293	2,397
Research and development	648	698
Total operating expenses	1,941	3,095

Operating loss	(1,536)	(964)

Other income:
Interest and other income, net	7	1

Net loss	$(1,529)	$(963)

Basic and diluted net loss per share	$(0.09)	$(0.07)
Shares used in computation of basic and diluted net loss per share	16,540	13,648

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Cash, cash equivalents and investments	$12,658	$14,692
Working capital	11,716	13,014
Total assets	13,679	15,609
Stockholders’ equity	11,971	13,298

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